EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock, par value NIS $0.01 per share, of Tonix Pharmaceuticals Holding Corp. dated as of June       , 2018 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: June 19, 2018	REGALS CAPITAL MANAGEMENT LP By: Regals Capital Holdings LLC, its general partner
By: /s/ David M. Slager Name: David M. Slager Title: Managing Member
REGALS FUND LP By: Regals Fund GP LLC, its general partner
By: /s/ David M. Slager Name: David M. Slager Title: Managing Member
DAVID M. SLAGER
By: /s/ David M. Slager Name: David M. Slager